Exhibit 99.2

NAVIENT REPORTS FIRST-QUARTER 2023 FINANCIAL RESULTS

WILMINGTON, Del., April 26, 2023 — Navient (Nasdaq: NAVI) today released its first-quarter 2023 financial results.

OVERALL RESULTS

•   GAAP net income of $111 million ($0.86 diluted earnings per share).

•   Adjusted Core Earnings(1) diluted earnings per share of $1.06.

•   Core Earnings(1) of $133 million ($1.02 diluted earnings per share).

SIGNIFICANT ITEMS

•   GAAP, Core Earnings and Adjusted Core Earnings results included an overall pre-tax $14 million ($0.08 diluted earnings per share) reduction to provisions for loan losses which was primarily the net result of:

○   $(52) million in connection with the adoption of a new accounting standard (ASU 2022-02).

○   $23 million in connection with the resolution of certain private legacy loans in bankruptcy.

•   GAAP and Core Earnings results also included regulatory and restructuring expenses of $6 million ($0.04 diluted loss per share).

CEO COMMENTARY – “Navient’s first-quarter performance reflects the strong and balanced capabilities of our organization,” said Jack Remondi, president and CEO of Navient. “We continue to create long-term value for clients, shareholders and employees by growing our consumer lending and business-to-business services, effectively and efficiently managing cash flows from our legacy student-loan portfolios and reducing our risk and improving efficiency.”

FIRST-QUARTER HIGHLIGHTS

FEDERAL EDUCATION LOANS SEGMENT	• Net income of $87 million. • Net interest margin of 1.12%.
CONSUMER LENDING SEGMENT	• Net income of $110 million. • Net interest margin of 3.12%. • Originated $168 million of Private Education Loans.

BUSINESS PROCESSING SEGMENT	• Revenue of $72 million. • Net income of $4 million and EBITDA(1) of $5 million.
CAPITAL & FUNDING

•   GAAP equity-to-asset ratio of 4.4% and adjusted tangible equity ratio(1) of 8.5%.

•   Repurchased $85 million of common shares. $515 million common share repurchase authority remains outstanding.

•   Paid $21 million in common stock dividends.

•   Retired $1 billion of unsecured debt.

EXPENSES	• GAAP operating expenses of $185 million and Adjusted Core Earnings expenses(1) of $183 million.

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 15 – 24.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS
In this segment, Navient owns FFELP Loans and performs servicing for this loan portfolio, as well as for FFELP Loans owned by other institutions.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	1Q23	4Q22	1Q22

Net interest income	$125	$115	$139
Provision for loan losses	10	—	—
Other revenue	19	23	29

Total revenue	134	138	168
Expenses	20	27	28

Pre-tax income	114	111	140

Net income	$87	$97	$107

Segment net interest margin	1.12%	.94%	1.04%
FFELP Loans:
FFELP Loan spread	1.25%	1.08%	1.11%
Provision for loan losses	$10	$—	$—
Net charge-offs	$18	$11	$7
Net charge-off rate	.22%	.13%	.07%
Greater than 30-days delinquency rate	14.4%	15.6%	13.5%
Greater than 90-days delinquency rate	7.9%	9.6%	6.4%
Forbearance rate	16.9%	18.1%	12.9%
Average FFELP Loans	$43,263	$45,580	$52,258
Ending FFELP Loans, net	$42,148	$43,525	$51,013

(Dollars in billions)
Total federal loans serviced	$49	$51	$59

DISCUSSION OF RESULTS — 1Q23 vs. 1Q22

•	Net income was $87 million compared to $107 million.

•	Net interest income decreased $14 million primarily due to the paydown of the portfolio.

•

Provision for loan losses increased $10 million. The $10 million of provision for loan losses in the current period primarily was a result of the extension of the portfolio and the resulting increase in unamortized premium allocated to expected future defaults.

○	Net charge-offs were $18 million compared to $7 million.

○	Delinquencies greater than 90 days were $2.7 billion compared to $2.7 billion.

○	Forbearances were $6.8 billion compared to $6.3 billion.

•	Other revenue decreased $10 million due to lower contract-exit transition services and asset recovery revenue.

•	Expenses were $8 million lower as a result of the paydown of the loan portfolio as well as the decrease in other revenue discussed above.

CONSUMER LENDING

In this segment, Navient owns, originates, acquires and services consumer loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	1Q23	4Q22	1Q22

Net interest income	$153	$147	$152
Provision for loan losses	(24)	17	16
Other revenue	3	3	3

Total revenue	180	133	139
Expenses	37	36	35

Pre-tax income	143	97	104

Net income	$110	$84	$79

Segment net interest margin	3.12%	2.87%	2.80%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	3.28%	3.01%	2.97%
Provision for loan losses	$(24)	$17	$16
Net charge-offs	$75	$75	$69
Net charge-off rate	1.63%	1.56%	1.38%
Greater than 30-days delinquency rate	4.5%	5.0%	4.0%
Greater than 90-days delinquency rate	2.0%	2.2%	1.6%
Forbearance rate	1.9%	2.1%	2.0%
Average Private Education Loans	$19,289	$19,790	$21,157
Ending Private Education Loans, net	$18,275	$18,725	$20,088
Private Education Refinance Loans:
Net charge-offs	$8	$7	$6
Greater than 90-days delinquency rate	.3%	.2%	.1%
Average Private Education Refinance Loans	$9,521	$9,772	$10,084
Ending Private Education Refinance Loans, net	$9,274	$9,516	$9,995
Private Education Refinance Loan originations	$135	$134	$941

DISCUSSION OF RESULTS — 1Q23 vs. 1Q22

•	Originated $168 million of Private Education Loans compared to $966 million.

○	Refinance Loan originations were $135 million compared to $941 million.

○	In-school loan originations were $33 million compared to $25 million.

•	Net income was $110 million compared to $79 million.

•	Net interest income increased $1 million due to an increase in the net interest margin primarily due to improved funding spreads. This was partially offset by the paydown of the portfolio.

•

Provision for loan losses decreased $40 million. The negative provision for loan losses of $(24) million in the current period included $(52) million in connection with the adoption of a new accounting standard (ASU 2022-02) (see “GAAP Comparison of 2023 Results with 2022” on page 9 for further discussion), $5 million in connection with loan originations and $23 million in connection with the resolution of certain private legacy loans in bankruptcy. The provision of $16 million in the year-ago quarter included $11 million in connection with loan originations and $5 million related to a reserve build. The increases in charge-offs and delinquencies detailed below are primarily the result of loans that were experiencing repayment difficulties pre-COVID returning to repayment after pandemic relief.

○	Net charge-offs were $75 million compared with $69 million.

○	Private Education Loan delinquencies greater than 90 days: $364 million, up $50 million from $314 million.

○	Private Education Loan forbearances: $354 million, down $64 million from $418 million.

•	Expenses increased $2 million.

BUSINESS PROCESSING
In this segment, Navient performs business processing services for non-education related government and healthcare clients.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	1Q23	4Q22	1Q22
Revenue from government services	$40	$39	$49
Revenue from healthcare services	32	31	45

Total fee revenue	72	70	94
Expenses	67	63	76

Pre-tax income	5	7	18

Net income	$4	$6	$14

EBITDA(1)	$5	$8	$19
EBITDA margin(1)	7%	11%	20%

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 15 – 24.

DISCUSSION OF RESULTS — 1Q23 vs. 1Q22

•

Revenue was $72 million, $22 million lower due to the expected $37 million wind-down of pandemic-related contracts which was partially offset by a $15 million growth in ongoing government and healthcare services.

•	Net income was $4 million compared to $14 million.

•

EBITDA was $5 million, down $14 million, primarily the result of the revenue decrease discussed above. Upfront start-up costs on new contracts were $4 million in first-quarter 2023. Excluding these contract start-up costs, first-quarter 2023 EBITDA and EBITDA margin would be $9 million and 13%, respectively.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2022 (filed with the SEC on February 24, 2023).

Navient will hold a live audio webcast on April 26, 2023, at 8 a.m. ET, hosted by Jack Remondi, president and CEO, and Joe Fisher, CFO.

Analysts and investors who wish to ask questions are requested to pre-register at Navient.com/investors at least 15 minutes ahead of start time to receive their personal dial-in access details. Others who wish to join in listen-only mode do not need to pre-register and may simply visit Navient.com/investors to access the webcast.

Supplemental financial information and presentation slides used during the call will be available no later than start time. A replay of the webcast will be available approximately two hours after the event’s conclusion.

This news release contains “forward-looking statements,” within the meaning of the federal securities law, about our business and prospects and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goal,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the continuing impact of the COVID-19 pandemic, including changes in the macroeconomic environment, restrictions on business, individual or travel activities intended to slow the spread of the pandemic and volatility in market conditions resulting from the pandemic including interest rates, the value of equities and other financial assets; the risks and uncertainties associated with increases in financing costs; the availability of financing or limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the demand for asset management and business processing solutions or other changes in marketplaces in which we compete (including increased competition); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s underwriting standards or exposure to third parties, including counterparties to hedging transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from the CARES Act or other new laws and the implementation of existing laws). The company could also be affected by, among other things: unanticipated repayment trends on education loans including prepayments or deferrals resulting from new interpretations of current laws, rules or regulations or future laws, executive orders or other policy initiatives which operate to encourage or require consolidation, abolish existing or create additional income-based repayment or debt forgiveness programs or establish other policies and programs which may increase the prepayment rates on education loans and accelerate repayment of the bonds in our securitization trusts; reductions to our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or those of our third-party vendors or customers, or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches or litigation; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations whether new laws or regulations, or new interpretations of existing laws and regulations applicable to any of our businesses or activities or those of our vendors, suppliers or customers; changes in the general interest rate environment, including the availability of any relevant money-market index rate, including LIBOR, or the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; activities by shareholder activists, including a proxy contest or any unsolicited takeover proposal; changes in general economic conditions, including the potential impact of persistent inflation; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2022, and in our other reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) provides technology-enabled education finance and business processing solutions that simplify complex programs and help millions of people achieve success. Our customer-focused, data-driven services deliver exceptional results for clients in education, healthcare and government. Learn more at Navient.com.

Contact:

Media:	Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors:	Jen Earyes, 703-984-6801, jen.earyes@navient.com

# # #

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED
(In millions, except per share data)	March 31, 2023	December 31, 2022	March 31, 2022
GAAP Basis
Net income	$111	$105	$255
Diluted earnings per common share	$.86	$.78	$1.67
Weighted average shares used to compute diluted earnings per share	130	134	153
Return on assets	.68%	.60%	1.34%

Core Earnings Basis(1)
Net income(1)	$133	$102	$135
Diluted earnings per common share(1)	$1.02	$.76	$.88
Adjusted diluted earnings per common share(1)	$1.06	$.85	$.90
Weighted average shares used to compute diluted earnings per share	130	134	153
Net interest margin, Federal Education Loan segment	1.12%	.94%	1.04%
Net interest margin, Consumer Lending segment	3.12%	2.87%	2.80%
Return on assets	.82%	.58%	.71%

Education Loan Portfolio
Ending FFELP Loans, net	$42,148	$43,525	$51,013
Ending Private Education Loans, net	18,275	18,725	20,088

Ending total education loans, net	$60,423	$62,250	$71,101

Average FFELP Loans	$43,263	$45,580	$52,258
Average Private Education Loans	19,289	19,790	21,157

Average total education loans	$62,552	$65,370	$73,415

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 15 – 24.

RESULTS OF OPERATIONS

We present the results of operations below first in accordance with GAAP. Following our discussion of earnings results on a GAAP basis, we present our results on a segment basis. We have four reportable operating segments: Federal Education Loans, Consumer Lending, Business Processing and Other. These segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures — Core Earnings” for further discussion).

GAAP INCOME STATEMENTS (UNAUDITED)

				March 31, 2023 vs. December 31, 2022		March 31, 2023 vs. March 31, 2022
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	March 31, 2023	December 31, 2022	March 31, 2022	$	%	$	%
Interest income:
FFELP Loans	$693	$655	$349	$38	6%	$344	99%
Private Education Loans	344	332	276	12	4	68	25
Cash and investments	34	37	1	(3)	(8)	33	3,300

Total interest income	1,071	1,024	626	47	5	445	71
Total interest expense	837	801	289	36	4	548	190

Net interest income	234	223	337	11	5	(103)	(31)
Less: provisions for loan losses	(14)	17	16	(31)	(182)	(30)	(188)

Net interest income after provisions for loan losses	248	206	321	42	20	(73)	(23)
Other income (loss):
Servicing revenue	17	17	18	—	—	(1)	(6)
Asset recovery and business processing revenue	72	72	97	—	—	(25)	(26)
Other income (loss)	7	10	10	(3)	(30)	(3)	(30)
Gains (losses) on derivative and hedging activities, net	(8)	10	98	(18)	(180)	(106)	(108)

Total other income (loss)	88	109	223	(21)	(19)	(135)	(61)
Expenses:
Operating expenses	185	187	205	(2)	(1)	(20)	(10)
Goodwill and acquired intangible asset impairment and amortization expense	3	3	4	—	—	(1)	(25)
Restructuring/other reorganization expenses	4	12	3	(8)	(67)	1	33

Total expenses	192	202	212	(10)	(5)	(20)	(9)

Income before income tax expense	144	113	332	31	27	(188)	(57)
Income tax expense	33	8	77	25	313	(44)	(57)

Net income	$111	$105	$255	$6	6%	$(144)	(56)%

Basic earnings per common share	$.87	$.79	$1.69	$.08	10%	$(.82)	(49)%

Diluted earnings per common share	$.86	$.78	$1.67	$.08	10%	$(.81)	(49)%

Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

GAAP BALANCE SHEETS (UNAUDITED)

(In millions, except share and per share data)	March 31, 2023	December 31, 2022	March 31, 2022
Assets
FFELP Loans (net of allowance for losses of $214, $222 and $255, respectively)	$42,148	$43,525	$51,013
Private Education Loans (net of allowance for losses of $706, $800 and $964, respectively)	18,275	18,725	20,088
Investments	153	167	210
Cash and cash equivalents	570	1,535	708
Restricted cash and cash equivalents	2,208	3,272	2,506
Goodwill and acquired intangible assets, net	703	705	722
Other assets	2,856	2,866	2,911

Total assets	$66,913	$70,795	$78,158

Liabilities
Short-term borrowings	$5,753	$5,870	$3,802
Long-term borrowings	57,388	61,026	70,825
Other liabilities	814	922	701

Total liabilities	63,955	67,818	75,328

Commitments and contingencies
Equity
Series A Junior Participating Preferred Stock, par value $0.20 per share; 2 million shares authorized at December 31, 2021; no shares issued or outstanding	—	—	—
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 464 million, 461 million and 461 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,335	3,313	3,302
Accumulated other comprehensive income (loss), net of tax	66	87	(19)
Retained earnings	4,579	4,490	4,167

Total Navient Corporation stockholders’ equity before treasury stock	7,984	7,894	7,454
Less: Common stock held in treasury: 337 million, 331 million and 312 million shares, respectively	(5,026)	(4,917)	(4,630)

Total Navient Corporation stockholders’ equity	2,958	2,977	2,824
Noncontrolling interest	—	—	6

Total equity	2,958	2,977	2,830

Total liabilities and equity	$66,913	$70,795	$78,158

GAAP COMPARISON OF 2023 RESULTS WITH 2022

Three Months Ended March 31, 2023 Compared with Three Months Ended March 31, 2022

For the three months ended March 31, 2023, net income was $111 million, or $0.86 diluted earnings per common share, compared with net income of $255 million, or $1.67 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $103 million primarily as a result of a $47 million decrease in mark-to-market gains on fair value hedges recorded in interest expense, an increase in interest rates as well as the paydown of the FFELP and Private Education Loan portfolios. This was partially offset by an increase in the net interest margin primarily due to improved funding spreads.

•	Provisions for loan losses decreased $30 million from $16 million to $(14) million:

○	The provision for FFELP Loan losses increased $10 million from $0 to $10 million.

○	The provision for Private Education Loan losses decreased $40 million from $16 million to $(24) million.

The FFELP Loan provision for loan losses of $10 million in the current period was primarily a result of the extension of the portfolio and the resulting increase in unamortized premium allocated to expected future defaults.

The Private Education Loan provision for loan losses of $(24) million in the current period included $(52) million in connection with the adoption of a new accounting standard (ASU 2022-02), $5 million in connection with loan originations and $23 million in connection with the resolution of certain private legacy loans in bankruptcy. The provision of $16 million in the year-ago quarter included $11 million in connection with loan originations and $5 million related to a reserve build.

We adopted ASU No. 2022-02, “Financial Instruments — Credit Losses: Troubled Debt Restructurings and Vintage Disclosures” on January 1, 2023. This new ASU eliminates the troubled debt restructurings (TDRs) recognition and measurement guidance. Prior to adopting this new guidance, as it relates to interest rate concessions granted as part of our Private Education Loan modification program, a discounted cash flow model was used to calculate the amount of interest forgiven for loans that were in the program and the present value of that interest rate concession was included as a part of the allowance for loan loss. This new guidance no longer allows the measurement and recognition of this element of our allowance for loan loss for new modifications that occur subsequent to January 1, 2023. As of December 31, 2022, the allowance for loan loss included $77 million related to this interest rate concession component of the allowance for loan loss. We elected to adopt this amendment using a prospective transition method which results in the $77 million releasing in 2023 and 2024 as the borrowers exit their current modification programs. $52 million of the $77 million was released in the first quarter of 2023.

•

Asset recovery and business processing revenue decreased $25 million primarily as a result of the expected $37 million reduction in revenue from the wind-down of pandemic-related contracts, which was partially offset by a $15 million increase in revenue from services for our traditional services clients. The remaining $3 million decrease was related to revenue earned in our Federal Education Loan segment and was a result of exiting that business line in fourth-quarter 2022.

•

Net gains on derivative and hedging activities decreased $106 million. The primary factors affecting the change were interest rate fluctuations. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Excluding net regulatory-related expenses of $2 million and $1 million in the first quarters of 2023 and 2022, respectively, operating expenses were $183 million and $204 million in the first quarters of 2023 and 2022, respectively. This $21 million decrease was primarily related to the decline in Business Processing pandemic-related revenue as well as a decline in overall servicing costs.

We repurchased 4.9 million and 6.2 million shares of our common stock during the first quarters of 2023 and 2022, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 23 million common shares (or 15%) from the year-ago period.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance

	March 31, 2023		December 31, 2022		March 31, 2022
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$369		$354		$377
Loans in forbearance(2)	354		401		418
Loans in repayment and percentage of each status:
Loans current	17,439	95.5%	17,838	95.0%	19,447	96.0%
Loans delinquent 31-60 days(3)	290	1.6	335	1.8	290	1.4
Loans delinquent 61-90 days(3)	165	.9	186	1.0	206	1.0
Loans delinquent greater than 90 days(3)	364	2.0	411	2.2	314	1.6

Total Private Education Loans in repayment	18,258	100%	18,770	100%	20,257	100%

Total Private Education Loans	18,981		19,525		21,052
Private Education Loan allowance for losses	(706)		(800)		(964)

Private Education Loans, net	$18,275		$18,725		$20,088

Percentage of Private Education Loans in repayment		96.2%		96.1%		96.2%

Delinquencies as a percentage of Private Education Loans in repayment		4.5%		5.0%		4.0%

Loans in forbearance as a percentage of loans in repayment and forbearance		1.9%		2.1%		2.0%

Cosigner rate(4)		33%		33%		34%

(1)

Loans for customers who are attending school or are in other permitted educational activities and are not yet required to make payments on their loans, e.g., internship periods, as well as loans for customers who have requested and qualify for other permitted program deferments such as various military eligible deferments.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, including COVID-19 relief programs, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Excluding Private Education Refinance Loans, which do not have a cosigner, the cosigner rate was 65% for first-quarter 2023, fourth-quarter 2022 and first-quarter 2022.

ALLOWANCE FOR LOAN LOSSES

	QUARTER ENDED
	March 31, 2023
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$222	$800	$1,022
Total provision	10	(24)	(14)
Charge-offs:
Gross charge-offs	(18)	(88)	(106)
Expected future recoveries on current period gross charge-offs	—	13	13

Net charge-offs(1)	(18)	(75)	(93)
Decrease in expected future recoveries on previously fully charged-off loans(2)	—	5	5

Allowance at end of period (GAAP)	214	706	920
Plus: expected future recoveries on previously fully charged-off loans(2)	—	268	268

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(3)	$214	$974	$1,188

Net charge-offs as a percentage of average loans in repayment (annualized)	.22%	1.63%
Allowance coverage of charge-offs (annualized)(3)	2.9	3.2	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(3)	.5%	5.1%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(3)	.6%	5.4%	(Non-GAAP)
Ending total loans	$42,362	$18,981
Average loans in repayment	$34,305	$18,552
Ending loans in repayment	$33,740	$18,258

	QUARTER ENDED
	December 31, 2022
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$233	$852	$1,085
Total provision	—	17	17
Charge-offs:
Gross charge-offs	(11)	(88)	(99)
Expected future recoveries on current period gross charge-offs	—	13	13

Net charge-offs(1)	(11)	(75)	(86)
Decrease in expected future recoveries on previously fully charged-off loans(2)	—	6	6

Allowance at end of period (GAAP)	222	800	1,022
Plus: expected future recoveries on previously fully charged-off loans(2)	—	274	274

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(3)	$222	$1,074	$1,296

Net charge-offs as a percentage of average loans in repayment (annualized)	.13%	1.56%
Allowance coverage of charge-offs (annualized)(3)	4.7	3.6	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(3)	.5%	5.5%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(3)	.6%	5.8%	(Non-GAAP)
Ending total loans	$43,747	$19,525
Average loans in repayment	$35,996	$19,023
Ending loans in repayment	$34,372	$18,770

	QUARTER ENDED
	March 31, 2022
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$262	$1,009	$1,271
Total provision	—	16	16
Charge-offs:
Gross charge-offs	(7)	(81)	(88)
Expected future recoveries on current period gross charge-offs	—	12	12

Net charge-offs(1)	(7)	(69)	(76)
Decrease in expected future recoveries on previously fully charged-off loans(2)	—	8	8

Allowance at end of period (GAAP)	255	964	1,219
Plus: expected future recoveries on previously fully charged-off loans(2)	—	321	321

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(3)	$255	$1,285	$1,540

Net charge-offs as a percentage of average loans in repayment (annualized)	.07%	1.38%
Allowance coverage of charge-offs (annualized)(3)	8.8	4.6	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(3)	.5%	6.1%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(3)	.6%	6.3%	(Non-GAAP)
Ending total loans	$51,268	$21,052
Average loans in repayment	$43,125	$20,387
Ending loans in repayment	$42,724	$20,257

(1)

Charge-offs are reported net of expected recoveries. For Private Education Loans, we charge off the estimated loss of a defaulted loan balance by charging off the entire defaulted loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” For FFELP Loans, the recovery is received at the time of charge-off.

(2)

At the end of each month, for Private Education Loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance by charging off the entire loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately reflected as a reduction to expected future recoveries on previously fully charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The following table summarizes the activity in the expected future recoveries on previously fully charged-off loans:

	QUARTERS ENDED
(Dollars in millions)	March 31, 2023	December 31, 2022	March 31, 2022
Beginning of period expected future recoveries on previously fully charged-off loans	$274	$280	$329
Expected future recoveries of current period defaults	13	13	12
Recoveries (cash collected)	(13)	(13)	(15)
Charge-offs (as a result of lower recovery expectations)	(6)	(6)	(5)

End of period expected future recoveries on previously fully charged-off loans	$268	$274	$321

Change in balance during period	$(5)	$(6)	$(8)

(3)	For Private Education Loans, the item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $1.1 billion of senior unsecured notes that mature in the short term (i.e., over the next 12 months) and the remaining $4.9 billion of senior unsecured notes that mature in the long term (from 2024 to 2043 with 77% maturing by 2029), through a number of sources. These sources include our cash on hand, unencumbered FFELP Loan and Private Education Refinance Loan portfolios (see “Sources of Primary Liquidity” below), the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan facilities, issue term ABS, enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Loans (a portion of which is obtained through a forward purchase agreement). We also have purchased and may purchase, in future periods, Private Education Loan and FFELP Loan portfolios from third parties. Those originations and purchases are part of our ongoing liquidity needs. We repurchased 4.9 million shares of common stock for $85 million in the first quarter of 2023 and have $515 million of unused share repurchase authority as of March 31, 2023.

SOURCES OF LIQUIDITY

Sources of Primary Liquidity

(Dollars in millions)	March 31, 2023	December 31, 2022	March 31, 2022
Ending balances:
Total unrestricted cash and liquid investments	$570	$1,535	$708
Unencumbered FFELP Loans	62	68	222
Unencumbered Private Education Refinance Loans	37	55	232

Total	$669	$1,658	$1,162

	QUARTERS ENDED
(Dollars in millions)	March 31, 2023	December 31, 2022	March 31, 2022
Average balances:
Total unrestricted cash and liquid investments	$825	$1,517	$874
Unencumbered FFELP Loans	85	153	177
Unencumbered Private Education Refinance Loans	66	300	343

Total	$976	$1,970	$1,394

Sources of Additional Liquidity

Liquidity may also be available under our secured credit facilities. Maximum borrowing capacity under the FFELP Loan and Private Education Loan asset-backed commercial paper (ABCP) facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered loans. The following tables detail the additional borrowing capacity of these facilities with maturity dates ranging from June 2023 to April 2024.

(Dollars in millions)	March 31, 2023	December 31, 2022	March 31, 2022
Ending balances:
FFELP Loan ABCP facilities	$57	$101	$352
Private Education Loan ABCP facilities	1,028	1,248	2,137

Total	$1,085	$1,349	$2,489

	QUARTERS ENDED
(Dollars in millions)	March 31, 2023	December 31, 2022	March 31, 2022
Average balances:
FFELP Loan ABCP facilities	$107	$193	$382
Private Education Loan ABCP facilities	1,141	1,556	2,239

Total	$1,248	$1,749	$2,621

At March 31, 2023, we had a total of $3.0 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $1.5 billion of our unencumbered tangible assets of which $1.5 billion and $62 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of March 31, 2023, we had $5.4 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). Our secured financing facilities include Private Education Loan ABS Repurchase Facilities, which had $0.6 billion outstanding as of March 31, 2023. These repurchase facilities are collateralized by the net assets in previously issued Private Education Loan ABS trusts and have had a cost of funds lower than that of a new unsecured debt issuance.

The following table reconciles encumbered and unencumbered assets and their net impact on total Tangible Equity.

(Dollars in billions)	March 31, 2023	December 31, 2022	March 31, 2022
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$3.7	$3.7	$3.8
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	1.7	1.5	1.9
Tangible unencumbered assets(1)	3.0	4.1	4.0
Senior unsecured debt	(6.0)	(7.0)	(7.0)
Mark-to-market on unsecured hedged debt(2)	.2	.3	(.1)
Other liabilities, net	(.3)	(.3)	(.5)

Total Tangible Equity(1)	$2.3	$2.3	$2.1

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 15 – 24.

(2)

At March 31, 2023, December 31, 2022 and March 31, 2022, there were $(207) million, $(285) million and $35 million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. We present the following non-GAAP financial measures: (1) Core Earnings (as well as Adjusted Core Earnings), (2) Tangible Equity (as well as the Adjusted Tangible Equity Ratio), (3) EBITDA for the Business Processing segment, and (4) Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans. Definitions for the non-GAAP financial measures and reconciliations are provided below, except that reconciliations of forward-looking non-GAAP financial measures are not provided because the company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain items, including, but not limited to, the impact of any mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide certain Core Earnings disclosures in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that can create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

The following tables show our consolidated GAAP results, Core Earnings results (including for each reportable segment) along with the adjustments made to the income/expense items to reconcile the consolidated GAAP results to the Core Earnings results as required by GAAP.

	QUARTER ENDED MARCH 31, 2023
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$1,037					$695	$344	$—	$—
Cash and investments	34					20	6	—	8

Total interest income	1,071					715	350	—	8
Total interest expense	837					590	197	—	33

Net interest income (loss)	234	$12	$7	$19	$253	125	153	—	(25)
Less: provisions for loan losses	(14)				(14)	10	(24)	—	—

Net interest income (loss) after provisions for loan losses	248					115	177	—	(25)
Other income (loss):
Servicing revenue	17					14	3	—	—
Asset recovery and business processing revenue	72					—	—	72	—
Other income (loss)	(1)					5	—	—	2

Total other income (loss)	88	(12)	20	8	96	19	3	72	2
Expenses:
Direct operating expenses	124					20	37	67	—
Unallocated shared services expenses	61					—	—	—	61

Operating expenses	185				185	20	37	67	61
Goodwill and acquired intangible asset impairment and amortization	3	—	(3)	(3)	—	—	—	—	—
Restructuring/other reorganization expenses	4	—	—	—	4	—	—	—	4

Total expenses	192	—	(3)	(3)	189	20	37	67	65

Income (loss) before income tax expense (benefit)	144	—	30	30	174	114	143	5	(88)
Income tax expense (benefit)(2)	33	—	8	8	41	27	33	1	(20)

Net income (loss)	$111	$—	$22	$22	$133	$87	$110	$4	$(68)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED MARCH 31, 2023
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$19	$—	$19
Total other income (loss)	8	—	8
Goodwill and acquired intangible asset impairment and amortization	—	(3)	(3)

Total Core Earnings adjustments to GAAP	$27	$3	30

Income tax expense (benefit)			8

Net income (loss)			$22

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED DECEMBER 31, 2022
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$987					$658	$332	$—	$—
Cash and investments	37					20	5	—	12

Total interest income	1,024					678	337	—	12
Total interest expense	801					563	190	—	42

Net interest income (loss)	223	$5	$4	$9	$232	115	147	—	(30)
Less: provisions for loan losses	17				17	—	17	—	—

Net interest income (loss) after provisions for loan losses	206					115	130	—	(30)
Other income (loss):
Servicing revenue	17					14	3	—	—
Asset recovery and business processing revenue	72					2	—	70	—
Other income (loss)	20					7	—	—	3

Total other income (loss)	109	(5)	(5)	(10)	99	23	3	70	3
Expenses:
Direct operating expenses	126					27	36	63	—
Unallocated shared services expenses	61					—	—	—	61

Operating expenses	187				187	27	36	63	61
Goodwill and acquired intangible asset impairment and amortization	3	—	(3)	(3)	—	—	—	—	—
Restructuring/other reorganization expenses	12	—	—	—	12	—	—	—	12

Total expenses	202	—	(3)	(3)	199	27	36	63	73

Income (loss) before income tax expense (benefit)	113	—	2	2	115	111	97	7	(100)
Income tax expense (benefit)(2)	8	—	5	5	13	14	13	1	(15)

Net income (loss)	$105	$—	$(3)	$(3)	$102	$97	$84	$6	$(85)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED DECEMBER 31, 2022
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$9	$—	$9
Total other income (loss)	(10)	—	(10)
Goodwill and acquired intangible asset impairment and amortization	—	(3)	(3)

Total Core Earnings adjustments to GAAP	$(1)	$3	2

Income tax expense (benefit)			5

Net income (loss)			$(3)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED MARCH 31, 2022
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$625					$334	$276	$—	$—
Cash and investments	1					—	1	—	—

Total interest income	626					334	277	—	—
Total interest expense	289					195	125	—	15

Net interest income (loss)	337	$(19)	$(42)	$(61)	$276	139	152	—	(15)
Less: provisions for loan losses	16				16	—	16	—	—

Net interest income (loss) after provisions for loan losses	321					139	136	—	(15)
Other income (loss):
Servicing revenue	18					15	3	—	—
Asset recovery and business processing revenue	97					3	—	94	—
Other income (loss)	108					11	—	—	(1)

Total other income (loss)	223	19	(117)	(98)	125	29	3	94	(1)
Expenses:
Direct operating expenses	139					28	35	76	—
Unallocated shared services expenses	66					—	—	—	66

Operating expenses	205				205	28	35	76	66
Goodwill and acquired intangible asset impairment and amortization	4	—	(4)	(4)	—	—	—	—	—
Restructuring/other reorganization expenses	3	—	—	—	3	—	—	—	3

Total expenses	212	—	(4)	(4)	208	28	35	76	69

Income (loss) before income tax expense (benefit)	332	—	(155)	(155)	177	140	104	18	(85)
Income tax expense (benefit)(2)	77	—	(35)	(35)	42	33	25	4	(20)

Net income (loss)	$255	$—	$(120)	$(120)	$135	$107	$79	$14	$(65)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED DECEMBER 31, 2022
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(61)	$—	$(61)
Total other income (loss)	(98)	—	(98)
Goodwill and acquired intangible asset impairment and amortization	—	(4)	(4)

Total Core Earnings adjustments to GAAP	$(159)	$4	(155)

Income tax expense (benefit)			(35)

Net income (loss)			$(120)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between GAAP and Core Earnings net income and details each specific adjustment required to reconcile our GAAP earnings to our Core Earnings segment presentation.

	QUARTERS ENDED
(Dollars in millions)	March 31, 2023	December 31, 2022	March 31, 2022
GAAP net income	$111	$105	$255
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	27	(1)	(159)
Net impact of goodwill and acquired intangible assets	3	3	4
Net tax effect	(8)	(5)	35

Total Core Earnings adjustments to GAAP	22	(3)	(120)

Core Earnings net income	$133	$102	$135

(1)

Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the mark-to-market gain will equal the amount for which we originally sold the contract. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED
(Dollars in millions)	March 31, 2023	December 31, 2022	March 31, 2022
Core Earnings derivative adjustments:
(Gains) losses on derivative and hedging activities, net, included in other income	$8	$(10)	$(98)
Plus: (Gains) losses on fair value hedging activity included in interest expense	6	2	(41)

Total GAAP (gains) losses	14	(8)	(139)
Plus: Settlement income (expense) on derivative and hedging activities, net(1)	12	5	(19)

Mark-to market (gains) losses on derivative and hedging activities, net(2)	26	(3)	(158)
Amortization of net premiums on Floor Income Contracts in net interest income for Core Earnings	2	3	4
Other derivative accounting adjustments(3)	(1)	(1)	(5)

Total net impact of derivative accounting	$27	$(1)	$(159)

(1)

Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis:

	QUARTERS ENDED
(Dollars in millions)	March 31, 2023	December 31, 2022	March 31, 2022
Reclassification of settlements on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$—	$—	$(19)
Net settlement income (expense) on interest rate swaps reclassified to net interest income	12	5	—

Total reclassifications of settlement income (expense) on derivative and hedging activities	$12	$5	$(19)

(2)	“Mark-to-market (gains) losses on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED
(Dollars in millions)	March 31, 2023	December 31, 2022	March 31, 2022
Fair value hedges	$4	$1	$(25)
Foreign currency hedges	2	1	(16)
Floor Income Contracts	—	—	(55)
Basis swaps	2	(7)	(2)
Other – LIBOR swaps	18	2	(60)

Total mark-to-market (gains) losses on derivative and hedging activities, net	$26	$(3)	$(158)

(3)

Other derivative accounting adjustments consist of adjustments related to certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of March 31, 2023, derivative accounting has increased GAAP equity by approximately $81 million as a result of cumulative net mark-to-market losses (after tax) recognized under GAAP, but not under Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains related to derivative accounting.

	QUARTERS ENDED
(Dollars in millions)	March 31, 2023	December 31, 2022	March 31, 2022
Beginning impact of derivative accounting on GAAP equity	$122	$118	$(299)
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	(41)	4	236

Ending impact of derivative accounting on GAAP equity	$81	$122	$(63)

(1)	Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED
(Dollars in millions)	March 31, 2023	December 31, 2022	March 31, 2022
Total pre-tax net impact of derivative accounting recognized in net income(a)	$(27)	$1	$159
Tax impact of derivative accounting adjustment recognized in net income	7	—	(37)
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	(21)	3	114

Net impact of net mark-to-market gains (losses) under derivative accounting	$(41)	$4	$236

(a)	See “Core Earnings derivative adjustments” table above.

Hedging Embedded Floor Income

We use Floor Income Contracts, pay-fixed swaps and fixed rate debt to economically hedge embedded floor income in our FFELP loans. Historically, we have used these instruments on a periodic basis and depending upon market conditions and pricing, we may enter into additional hedges in the future. Under GAAP, the Floor Income Contracts do not qualify for hedge accounting and the pay-fixed swaps are accounted for as cashflow hedges. The table below shows the amount of Hedged Floor Income that will be recognized in Core Earnings in future periods based on these hedge strategies.

(Dollars in millions)	March 31, 2023	December 31, 2022	March 31, 2022
Total hedged Floor Income, net of tax(1)(2)	$166	$200	$289

(1)  $217 million, $254 million and $377 million on a pre-tax basis as of March 31, 2023, December 31, 2022 and March 31, 2022, respectively.

(2)  Of the $166 million as of March 31, 2023, approximately $70 million, $39 million, $21 million and $18 million will be recognized as part of Core Earnings net income in the remainder of 2023, 2024, 2025 and 2026, respectively.

(2)

Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED
(Dollars in millions)	March 31, 2023	December 31, 2022	March 31, 2022
Core Earnings goodwill and acquired intangible asset adjustments	$3	$3	$4

Adjusted Core Earnings

Adjusted Core Earnings net income and adjusted Core Earnings operating expenses exclude restructuring and regulatory-related expenses. Management excludes these expenses as Adjusted Core Earnings is one of the measures we review internally when making management decisions regarding our performance and how we allocate resources, as this presentation is a useful basis for management and investors to further analyze Core Earnings. We also refer to this information in our presentations with credit rating agencies, lenders and investors.

The following table summarizes these expenses which are excluded:

	QUARTERS ENDED
(Dollars in millions)	March 31, 2023	December 31, 2022	March 31, 2022
Restructuring/other reorganization expenses	$4	$12	$3
Regulatory-related expenses	2	2	1

Total	$6	$14	$4

2. Tangible Equity and Adjusted Tangible Equity Ratio

Adjusted Tangible Equity measures the ratio of Navient’s Tangible Equity to its tangible assets. We adjust this ratio to exclude the assets and equity associated with our FFELP Loan portfolio because FFELP Loans are no longer originated and the FFELP portfolio bears a 3% maximum loss exposure under the terms of the federal guaranty. Management believes that excluding this portfolio from the ratio enhances its usefulness to investors. Management uses this ratio, in addition to other metrics, for analysis and decision making related to capital allocation decisions. The Adjusted Tangible Equity Ratio is calculated as:

(Dollars in millions)	March 31, 2023	December 31, 2022	March 31, 2022
Navient Corporation’s stockholders’ equity	$2,958	$2,977	$2,824
Less: Goodwill and acquired intangible assets	703	705	722

Tangible Equity	2,255	2,272	2,102
Less: Equity held for FFELP Loans	211	218	255

Adjusted Tangible Equity	$2,044	$2,054	$1,847

Divided by:
Total assets	$66,913	$70,795	$78,158
Less:
Goodwill and acquired intangible assets	703	705	722
FFELP Loans	42,148	43,525	51,013

Adjusted tangible assets	$24,062	$26,565	$26,423

Adjusted Tangible Equity Ratio	8.5%	7.7%	7.0%

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (EBITDA)

This measures the operating performance of the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED
(Dollars in millions)	March 31, 2023	December 31, 2022	March 31, 2022
Core Earnings pre-tax income	$5	$7	$18
Plus:
Depreciation and amortization expense(1)	—	1	1

EBITDA	$5	$8	$19

Divided by:
Total revenue	$72	$70	$94

EBITDA margin	7%	11%	20%

(1)	There is no interest expense in this segment.

4. Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans

The allowance for loan losses on the Private Education Loan portfolio used for the three credit metrics below excludes the expected future recoveries on previously fully charged-off loans to better reflect the current expected credit losses remaining in connection with the loans on balance sheet that have not charged off. That is, as of March 31, 2023, the $974 million Private Education Loan allowance for loan losses excluding expected future recoveries on previously fully charged-off loans represents the current expected credit losses that remain in connection with the $18,275 million Private Education Loan portfolio. The $268 million of expected future recoveries on previously fully charged-off loans, which is collected over an average 15-year period, mechanically is a reduction to the overall allowance for loan losses. However, it is not related to the $18,275 million Private Education Loan portfolio on our balance sheet and, as a result, management excludes this impact to the allowance to better evaluate and assess our overall credit loss coverage on the Private Education Loan portfolio. We believe this provides a more meaningful and holistic view of the available credit loss coverage on our non-charged-off Private Education Loan portfolio. We believe this information is useful to our investors, lenders and rating agencies.

Allowance for Loan Losses Metrics – Private Education Loans

	QUARTERS ENDED
(Dollars in millions)	March 31, 2023	December 31, 2022	March 31, 2022
Allowance at end of period (GAAP)	$706	$800	$964
Plus: expected future recoveries on previously fully charged-off loans	268	274	321

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)	$974	$1,074	$1,285

Ending total loans	$18,981	$19,525	$21,052
Ending loans in repayment	$18,258	$18,770	$20,257
Net charge-offs	$75	$75	$69

Allowance coverage of charge-offs (annualized):
GAAP	2.3	2.7	3.4
Adjustment(1)	.9	.9	1.2

Non-GAAP Financial Measure(1)	3.2	3.6	4.6

Allowance as a percentage of the ending total loan balance:
GAAP	3.7%	4.1%	4.6%
Adjustment(1)	1.4	1.4	1.5

Non-GAAP Financial Measure(1)	5.1%	5.5%	6.1%

Allowance as a percentage of the ending loans in repayment:
GAAP	3.9%	4.3%	4.8%
Adjustment(1)	1.5	1.5	1.5

Non-GAAP Financial Measure(1)	5.4%	5.8%	6.3%

(1)	The allowance used for these credit metrics excludes the expected future recoveries on previously fully charged-off loans. See discussion above.